FOR IMMEDIATE RELEASE

CLIFFS

NEWS RELEASE

CLIFFS NATURAL RESOURCES INC. MAILS OPEN LETTER TO SHAREHOLDERS

Urges Shareholders to Vote on the WHITE Card to Elect a Board with Seven Cliffs Nominees and Four Casablanca Nominees

Voting the Gold Card Risks Giving Casablanca a Majority of the Board

CLEVELAND – July 21, 2014 – Cliffs Natural Resources Inc. **(NYSE: CLF)** today issued the following open letter to shareholders in connection with its upcoming 2014 Annual Meeting of Shareholders:

Dear Fellow Cliffs Shareholder,

Cliffs' July 29 Annual Meeting of Shareholders is right around the corner and you have an important and strategic choice to make regarding the composition of the Cliffs Board and the future direction of your company.

Last week, Cliffs announced that we reduced our slate from nine to seven candidates in order to provide shareholders with a clear path to vote consistently with the recommendations of Institutional Shareholder Services ("ISS") and Glass Lewis & Co ("Glass Lewis") without inadvertently providing Casablanca Capital with a majority of the Board of Directors as a result of Cliffs' cumulative voting provision. A new **WHITE** card to reflect this slate is attached to this mailing.

- *If you vote on the **WHITE** card*: You will be voting for a Board with seven Cliffs nominees and four Casablanca nominees, which is in line with both the recommendations of ISS and Glass Lewis. The majority of your Board will be comprised of experienced directors with the right industry expertise to navigate a volatile iron ore and metallurgical coal price environment, and will also include shareholder representation from Casablanca. If you have already voted the **WHITE** card, there is no need to vote again.

- *If you vote using the gold card*: You will be supporting Casablanca in gaining a majority of the Board. Given Cliffs' cumulative voting provision, it is almost certain that Casablanca will be able to elect all six of its nominees if shareholders vote gold, providing Casablanca with a majority of the Board. *Even if you only vote for four Casablanca directors on the gold card, by using its own share ownership, Casablanca can secure a majority of the Board.*

Surrendering a majority of the Board will enable Casablanca to enact what we believe is a value-destructive plan, including a "fire sale" of Cliffs' assets at the bottom of the commodity cycle. We believe that Casablanca's intention is to replace our new CEO, Gary Halverson,

with Lourenco Goncalves to carry out its ill-advised plan. In Mr. Halverson, Cliffs has a steady and experienced hand at the helm to navigate this volatile industry environment. In contrast, Mr. Goncalves has no meaningful experience managing large-scale, long-lived mining assets in complex ore bodies or operating global assets in multiple geographies.

The choice is with you, our shareholders – where it belongs. Remember: a vote on the **WHITE** card is a vote for a slate that includes a majority of Cliffs directors, plus four of Casablanca's nominees. A vote on the gold card is a vote for a Casablanca majority.

ISS, GLASS LEWIS AND EGAN-JONES ALL AGREE: NOW IS NOT THE TIME TO HAND OVER THE MAJORITY OF THE CLIFFS BOARD TO AN UNPROVEN ACTIVIST INVESTOR

While both ISS and Glass Lewis have recommended shareholders support four Casablanca nominees, **they have recommended that Cliffs' nominees should remain as the majority of Cliffs' Board.** Specifically, ISS noted in its report:

> "The dissident have [sic] not yet made a sufficiently compelling case that a change in control is necessary."*

Similarly, Glass Lewis wrote in its report:

> "We are hesitant to recommend supporting the entire majority slate of Dissident Nominees given our noted issues with the Dissident's plan and its short term shareholdings of the Company."*

Another proxy advisory firm, Egan-Jones, which recommends shareholders vote the **WHITE** card in support of all of Cliffs' nominees, noted "[We believe that the] dissidents are unpersuasive in making their case that implementing their strategies and being given a majority of the seats on the Board (which would be vastly disproportionate to their current holdings in the Company) would likely lead to significant increases in stockholder value. We are particularly troubled by the dissidents' reported insistence on requiring Mr. Lourenco Goncalves as the Company's executive chairman, given his experience."*

Cliffs understands the importance of having an experienced Board with a fresh perspective to lead the Company through a volatile iron ore and met coal price environment. We welcome shareholder representation on our Board, but are concerned that handing over a majority of the Board to Casablanca will enable them to proceed with a short-term and risky plan including a fire sale of Cliffs' assets at the bottom of the commodity cycle.

This purported "plan" will not only compromise current value but will also sacrifice long term value creation that will be forever lost when these commodity markets recover. Casablanca's failure to recognize the opportunity cost of its plan demonstrates its clear lack of experience and understanding of Cliffs and the mining industry in general.

If shareholders vote using the gold card, it is almost certain that Casablanca will be able to use Cliffs' cumulative voting provision to elect all six of their nominees, providing

* Permission to use quotations neither sought nor obtained

Casablanca with a majority of the Board and enabling them to enact their potentially value-destructive plan. We also believe they would use their majority representation on the Board to appoint as CEO Mr. Goncalves, who we believe lacks the experience needed to lead Cliffs through the current commodity cycle. **This is NOT in line with the recommendations issued by the three leading proxy advisory firms.**

CLIFFS' EXPERIENCED BOARD AND MANAGEMENT TEAM HAVE TAKEN ACTIONS TO BEST POSITION OUR ASSETS IN THE CURRENT PRICING ENVIRONMENT

Cliffs' reconstituted Board and new management team have decades of industry and commodity market experience, and have a plan in place to address the current commodity pricing environment and position Cliffs for the long term.

We are pleased that ISS recognizes that "the new management team reacted relatively well to deteriorating market conditions. It idled and closed projects, delayed expansions, improved operating efficiencies, and cut some costs. It also appears inclined to continue to focus on incremental operating improvements during the downturn, which is certainly welcome news, and communicated this message well to Cliffs' shareholders."*

Egan-Jones also recognizes the important change that is underway and stated in its report, "[we believe] that the Company's reconstituted Board and its new management team led by CEO Gary Halverson… having the qualifications and experience we believe necessary to lead the Company through the volatile iron ore and metallurgical coal price environment, deserve the opportunity to see through the implementation of their plans..."*

DO NOT RISK HANDING OVER A MAJORITY OF THE BOARD TO CASABLANCA – VOTE THE WHITE CARD TODAY

By voting on the **WHITE** card, Cliffs shareholders can elect a Board that includes shareholder representation by Casablanca, as recommended by ISS and Glass Lewis, but that also retains a majority of the directors Cliffs believes have the necessary industry and commodity cycle experience to enable your company to succeed in the current iron ore and metallurgical coal pricing environment and emerge from the downturn as a stronger company.

Remember: By voting for **ALL** of Cliffs nominees on the **WHITE** card, you are voting for a Board with these features:

- Includes **four directors nominated by Casablanca**.
- **Over 60% of directors elected in 2013 or later**.
- Comprised of directors with **critical and relevant industry experience**.
- Led by a **new Chairman** to be elected by the new Board following the completion of the Annual Meeting.

* Permission to use quotations neither sought nor obtained

CLIFFS' BOARD – FRESH PERSPECTIVE & AGENTS OF CHANGE


CLIFFS' BOARD COMPOSITION
APPOINTED LAST YEAR
SHAREHOLDER NOMINEES
ADDITIONAL CLIFFS DIRECTORS
If all Cliffs' director nominees are elected at the annual meeting…
• 7/11 directors (64%) will be new, having been elected in 2013 or later
• 10/11 directors (91%) will be independent
Denotes director elected in 2013 or later

For these reasons and others, your Board encourages you to vote the enclosed **WHITE** proxy card "**FOR ALL**" seven Cliffs nominees: Gary B. Halverson, Mark E. Gaumond, Susan M. Green, Janice K. Henry, James F. Kirsch, Richard K. Riederer and Timothy W. Sullivan. If you have any questions on cumulative voting or need assistance voting your shares, please contact D.F. King & Co., Inc., which is assisting us in connection with this year's Annual Meeting, at (800) 487−4870.

On behalf of the Board, we thank you for your continued support of Cliffs.

Sincerely,

Cliffs' Board of Directors

J.P. Morgan and Bank of America Merrill Lynch are acting as financial advisors to the Company and Wachtell, Lipton, Rosen & Katz and Jones Day are acting as legal counsel.

About Cliffs Natural Resources Inc.

Cliffs Natural Resources Inc. is an international mining and natural resources company. The Company is a major global iron ore producer and a significant producer of high-and low-volatile

metallurgical coal. Cliffs' strategy is to continually achieve greater scale and diversification in the mining industry through a focus on serving the world's largest and fastest growing steel markets. Driven by the core values of social, environmental and capital stewardship, Cliffs associates across the globe endeavor to provide all stakeholders operating and financial transparency.

The Company is organized through a global commercial group responsible for sales and delivery of Cliffs' products and a global operations group responsible for the production of the minerals the Company markets. Cliffs operates iron ore and coal mines in North America and an iron ore mining complex in Western Australia.
News releases and other information on the Company are available on the Internet at: http://www.cliffsnaturalresources.com

Follow Cliffs on Twitter at: http://twitter.com/CliffsNR.

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Although the Company believes that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties relating to Cliffs' operations and business environment that are difficult to predict and may be beyond Cliffs' control. Such uncertainties and factors may cause actual results to differ materially from those expressed or implied by forward-looking statements for a variety of reasons including without limitation: trends affecting our financial condition, results of operations or future prospects, particularly the continued volatility of iron ore and coal prices; our actual levels of capital spending; uncertainty or weaknesses in global economic conditions, including downward pressure on prices, reduced market demand and any slowing of the economic growth rate in China; a currently pending proxy contest and any other actions of activist shareholders; our ability to successfully integrate acquired companies into our operations and achieve post-acquisition synergies, including without limitation, Cliffs Quebec Iron Mining Limited (formerly Consolidated Thompson Iron Mining Limited); our ability to successfully identify and consummate any strategic investments and complete planned divestitures; the outcome of any contractual disputes with our customers, joint venture partners or significant energy, material or service providers or any other litigation or arbitration; the ability of our customers and joint venture partners to meet their obligations to us on a timely basis or at all; our ability to reach agreement with our iron ore customers regarding any modifications to sales contract provisions; the impact of price-adjustment factors on our sales contracts; changes in sales volume or mix; our actual economic iron ore and coal reserves or reductions in current mineral estimates, including whether any mineralized material qualifies as a reserve; the impact of our customers using other methods to produce steel or reducing their steel production; events or circumstances that could impair or adversely impact the viability of a mine and the carrying value of associated assets; the results of prefeasibility and feasibility studies in relation to projects; impacts of existing and increasing governmental regulation and related costs and liabilities, including failure to receive or maintain required operating and environmental permits, approvals, modifications or other authorization of, or from, any governmental or regulatory entity and costs related to implementing improvements to ensure compliance with regulatory changes; our ability to cost-effectively achieve planned production rates or levels; uncertainties associated with natural disasters, weather conditions, unanticipated geological conditions, supply or price of energy, equipment failures and other unexpected events; adverse changes in currency values, currency exchange rates, interest rates and tax laws; availability of capital and our ability to maintain adequate liquidity and successfully implement our financing plans; our ability to maintain appropriate relations with unions and employees and enter into or renew collective bargaining agreements on satisfactory

terms; risks related to international operations; availability of capital equipment and component parts; the potential existence of significant deficiencies or material weakness in our internal control over financial reporting; problems or uncertainties with productivity, tons mined, transportation, mine-closure obligations, environmental liabilities, employee-benefit costs and other risks of the mining industry; and other factors and risks that are set forth in the Company's most recently filed reports with the U.S. Securities and Exchange Commission (the "SEC"). The information contained herein speaks as of the date of this letter and may be superseded by subsequent events. Except as may be required by applicable securities laws, we do not undertake any obligation to revise or update any forward-looking statements contained in this letter.

Important Additional Information

Cliffs, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Cliffs' shareholders in connection with the matters to be considered at Cliffs' 2014 Annual Meeting. Cliffs filed a definitive proxy statement with the SEC on June 10, 2014 in connection with any such solicitation of proxies from Cliffs' shareholders. CLIFFS' SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT AND ACCOMPANYING **WHITE** PROXY CARD AS THEY CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of Cliffs' directors and executive officers in Cliffs' shares, restricted shares and options is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with Cliffs' 2014 Annual Meeting. Information can also be found in Cliffs' Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the SEC on Feb. 14, 2014, as amended and filed with the SEC on April 30, 2014, and Cliffs' definitive proxy statement on Schedule 14A, filed with the SEC on June 10, 2014. Shareholders will be able to obtain the proxy statement, any amendments or supplements to the definitive proxy statement and other documents filed by Cliffs with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at Cliffs' website at www.cliffsnr.com or by contacting James Graham, Vice President, Chief Legal Officer & Secretary at (216) 694-5504. Shareholders may also contact D.F. King & Co., Inc., Cliffs' proxy solicitor, toll-free at (800) 487-4870 or by email at cliffs@dfking.com.

Contacts:

Investors
Jessica Moran
Director, Investor Relations
(216) 694-6532

Jordan Kovler
D.F. King & Co., Inc.
(212) 493-6990

Media
Patricia Persico
Director, Global Communications
(216) 694-5316

Joele Frank, Meaghan Repko or Andrea Rose
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449